Exhibit 4.7.2

Ministry of the Russian Federation for Communication and Information

Amendment No. 2

To License No. 24303 (series A 023884)

dated November 11, 2002

Legal address on the title page of the License shall read as follows:

“127083, Moscow, Ul. Vosmogo Marta, 10, bldg. 2.”

First Deputy Minister of the Russian Federation for Communications and Information	[Signature]	B.D. Antoniuk

June 20, 2003

Head of the Department of the Organization of Licensing Activity	[Signature] [Seal]	N.M. Popov